EXHIBIT 2.13

BAXALTA INCORPORATED,
as Issuer,
SHIRE PLC,
as Guarantor
TAKEDA PHARMACEUTICAL COMPANY LIMITED
as Guarantor,

and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
THIRD SUPPLEMENTAL INDENTURE
DATED as of February 4, 2019
TO THE INDENTURE
DATED as of June 23, 2015
2.875% SENIOR NOTES DUE 2020
3.600% SENIOR NOTES DUE 2022
4.000% SENIOR NOTES DUE 2025
5.250% SENIOR NOTES DUE 2045

Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of February 4, 2019, among Takeda Pharmaceutical Company Limited, a Japanese joint stock corporation (“Takeda”), Shire plc, a Jersey public company (“Shire”), Baxalta Incorporated, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 23, 2015 (the “Base Indenture”), amended, supplemented and modified by a supplemental indenture thereto, dated as of June 23, 2015 (the “First Supplemental Indenture”), providing for the establishment of six series of securities known as the: (i) Floating Rate Senior Notes due 2018 (the “Floating Rate Notes”), (ii) 2.000% Senior Notes due 2018 (the “2018 Notes”), (iii) 2.875% Senior Notes due 2020 (the “2020 Notes”), (iv) 3.600% Senior Notes due 2022 (the “2022 Notes”), (v) 4.000% Senior Notes due 2025 (the “2025 Notes”) and (vi) 5.250% Senior Notes due 2045 (the “2045 Notes,” collectively with the 2018 Notes, the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Fixed Rate Notes,” and the Fixed Rate Notes together with the Floating Rate Notes, the “Securities”, provided that, as used to describe the obligations of any party to this Third Supplemental Indenture, such term shall not include the Floating Rate Notes and the 2018 Notes, which matured in accordance with their respective terms on June 22, 2018), the form, substance, terms, provisions and conditions of which were set forth in the Base Indenture and the First Supplemental Indenture (the Base Indenture, as amended, supplemented and modified by the First Supplemental Indenture and the Second Supplemental Indenture referred to herein or otherwise from time to time, shall be referred to herein as the “Indenture”);
WHEREAS, on June 3, 2016, BearTracks, Inc., a wholly owned subsidiary of Shire plc, a Jersey public company, merged with and into the Company, with the Company being the continuing Person under Section 12.02 of the Indenture, and the Company became a wholly owned subsidiary of Shire, and on June 3, 2016 the Company and Shire executed and delivered to the Trustee the supplemental indenture, dated as of such date (the “Second Supplemental Indenture”), pursuant to which Shire fully and unconditionally guaranteed all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth therein;
WHEREAS, on January 8, 2019, Takeda acquired all of the issued and to-be-issued shares of Shire pursuant to a Scheme of Arrangement (the “Scheme”) under the laws of Jersey, and Takeda, Shire and the Company have agreed to execute and deliver to the Trustee this Third Supplemental Indenture pursuant to which Takeda shall fully and unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth herein;
WHEREAS, pursuant to Section 11.01(G) of the Indenture, the parties hereto are authorized to execute and deliver this Third Supplemental Indenture and all conditions and requirements necessary to make this Third Supplemental Indenture a valid and binding agreement of Takeda, Shire and the Company have been duly performed and complied with; and
WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel, provided for under Sections 1.02 and 11.05 of the Indenture, stating that the execution of this Third Supplemental Indenture is authorized or permitted by the Indenture, that this Third Supplemental Indenture constitutes the valid and legally binding obligation of Takeda, Shire and the Company, subject to certain customary exceptions stated therein, and that all conditions precedent to the execution and delivery of this Third Supplemental Indenture have been complied with; and the Company has delivered to the Trustee a Board Resolution authorizing the execution and delivery of this Third Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities as follows:
Section 1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Section 2.    Agreement to Guarantee. Takeda hereby fully and unconditionally guarantees to the Holders from time to time of the Securities and to the Trustee the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, on and interest on each series of Securities and any other amounts due and payable with respect to the Securities and to the Trustee under Section 7.07 of the Indenture (collectively, the “Obligations”), according to the terms of the Securities and as set forth in the Indenture, as applicable, in each case subject to any applicable grace period or notice requirement or both (the “Takeda Guarantee”). The Takeda Guarantee constitutes a guarantee of payment and not of collection.
Section 3.    Guarantee Absolute. Takeda guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Securities, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Securities with respect thereto. The liability of Takeda under the Takeda Guarantee shall be absolute and unconditional irrespective of:
(a)    any lack of validity or enforceability of the Indenture, the Securities or any other agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or
(c)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor (other than a defense of payment in full).
The obligation of Takeda to make any payment hereunder may be satisfied by causing the Company to make such payment.
Section 4.    Termination of Takeda Guarantee. The Takeda Guarantee shall automatically terminate and be released, and the obligations of Takeda under the Takeda Guarantee shall cease to exist, with respect to a particular series of Securities:
(a) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the capital stock of Baxalta such that it is no longer a direct or indirect subsidiary of Takeda or (ii) the sale or other disposition of all or substantially all of the assets of Baxalta, in either such case in accordance with the terms of the Indenture;
(b) if the Company exercises its defeasance option with respect to such series of Securities pursuant to the Indenture or if the Company’s obligations under the Indenture with respect to such series of Securities are satisfied and discharged in accordance with the terms of the Indenture; or
(c) otherwise upon payment in full of the Obligations with respect to such series of Securities.
Section 5.    Reinstatement. Takeda hereby agrees that the Takeda Guarantee provided hereunder shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder of the Securities to the Company upon the bankruptcy or insolvency of the Company.
Section 6.    Waiver; Subrogation; Ranking.
(a)    Takeda hereby waives all setoffs and counterclaims, notice of acceptance of this Takeda Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or insolvency or bankruptcy of the Company, any right to require a proceeding filed first against the Company, protest or notice with respect to the Securities or the indebtedness evidenced thereby and all demands whatsoever.
(b)    Takeda shall be subrogated to all rights of the Trustee or the Holders of any Securities against the Company in respect of any amounts paid to the Trustee or such Holder by Takeda pursuant to the provisions of the Takeda Guarantee; provided, however, that Takeda waives any right to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full. Takeda acknowledges that it will receive direct and indirect benefits from the Scheme and that the waiver set forth in this Section 6(b) is knowingly made in contemplation of such benefits.
(c)    Takeda covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured, unsubordinated obligation of Takeda ranking pari passu with all existing and future senior indebtedness of Takeda and senior in right of payment to all existing and future subordinated indebtedness of Takeda.
Section 7.    Remedies. The rights of the Holders of the Securities to enforce or institute any action under the Takeda Guarantee, or to direct the Trustee to do so, shall be subject to the terms of the Indenture (including Article VI thereof). Takeda hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on any Securities whether at stated maturity, by acceleration or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Securities, subject to the terms and conditions set forth in the Indenture, directly against Takeda to enforce the Takeda Guarantee without first proceeding against the Company.
Section 8.    Transfer of Interest. The Takeda Guarantee shall be binding upon Takeda and its successors and assigns, and shall inure to the benefit of and be enforceable by any Holder of Securities, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof. The Takeda Guarantee shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any other person.
Section 9.    Amendment. Notwithstanding anything to the contrary in the Indenture, with the consent (evidenced as provided in Section 9.01 of the Indenture) of the Holders of not less than a majority of the aggregate principal amount of the Outstanding Securities of any series affected, the Company, Shire and Takeda, when authorized by or pursuant to resolutions of their respective Boards of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture (which shall, but only to the extent applicable, conform to the provisions of the Trust Indenture Act as shall be in force at the date of execution of such supplemental indenture or indentures) for the purpose, with respect to Securities of such series, of adding any provisions to or changing in any manner or eliminating any of the provisions of this Third Supplement Indenture (including, but not limited to, the Takeda Guarantee).
Section 10.    Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PROVISIONS THEREOF RELATING TO CONFLICT OF LAWS.
Section 11.    Waiver of Jersey Customary Rights. Shire irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:
(a)    whether by virtue of the droit de discussion or otherwise to require that recourse be had by any Holder or the Trustee to the assets of any other person before any claim is enforced against Shire in respect of the obligations assumed by it under this Third Supplemental Indenture or the Indenture; and
(b)    whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity contained in this Third Supplemental Indenture or the Indenture be divided or apportioned with any other person or reduced in any manner whatsoever.
Section 12.    No Recourse Against Others. A director, officer, employee, stockholder, partner or other owner of Takeda, as such, shall not have any liability for any obligations of Takeda under this Third Supplemental Indenture, including the Takeda Guarantee, or for any claim based on, in respect of or by reason of such obligations or their creation.
Section 13.    Separability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, (i) the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law and (ii) the Company, Takeda and the Trustee shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 14.    Headings. The section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 15.    Notices, Etc., to Takeda. Any request, demand, authorization, direction, notice, consent, waiver or other action of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, Takeda by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, or by any courier guaranteeing overnight delivery, to Takeda addressed to the address last furnished in writing to the Trustee by Takeda, or, if no such address has been furnished, to Attn: Global Treasury & Finance Management, Group Finance & Controlling, Global Finance, Takeda Pharmaceutical Company Limited, 1-1, Nihonbashi-Honcho 2-Chome, Chuo-ku, Tokyo 103-8668, Japan. All requests and other communications shall be deemed to have been duly given three business days after being deposited in the mail if mailed postage prepaid; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.
Section 16.    Trustee Not Responsible for Recitals. The Trustee makes no representations and shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Third Supplemental Indenture or the Takeda Guarantee or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company and Takeda, and the Trustee assumes no responsibility for the same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Third Supplemental Indenture. The Trustee assumes no duties, responsibilities or liabilities by reason of this Third Supplemental Indenture other than as set forth in the Indenture.
Section 17.    Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 18.    Ratification of Indenture. The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 19.    Definitions. All terms used but not defined herein shall have the meanings ascribed to them in the Indenture.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BAXALTA INCORPORATED

By:	/s/ John F. Miller
	Name:	John F. Miller
	Title:	President

SHIRE PLC

By:	/s/ Amitabh Singh
	Name:	Amitabh Singh
	Title:	Director
TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ Mitsuhiro Okada
	Name:	Mitsuhiro Okada
	Title:	Head of Global Treasury & Finance Management

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

TOKYO:78647.5